Exhibit (j)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the DWS Balanced Fund’s (the “Fund”) Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Fund’s Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 79 to the Registration Statement (Form N-1A, No. 2-21789) of our report dated December 21, 2010, on the financial statements and financial highlights of the DWS Balanced Fund, included in the Fund’s Annual Report dated October 31, 2010.

   /s/ Ernst & Young LLP

Boston, Massachusetts
February 23, 2011